SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-21271


(Check One):

     [X] Form 10-K and Form 10-KSB    [_] Form 11-K

     [_] Form 20-F   [ ] Form 10-Q and Form 10-QSB   [_] Form N-SAR

     For Period Ended: June 30, 2005

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [ ]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

     For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

________________________________________________________________________________
Full Name of Registrant

        SANGUI BIOTECH INTERNATIONAL, INC.
________________________________________________________________________________
Former Name if Applicable

        N/A
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

        Alfred-Herrhausen-Str. 44,

________________________________________________________________________________
City, State and Zip Code

        Witten, Germany 58455
________________________________________________________________________________


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
                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form  10-K,  10-KSB,  20-F,  11-K or Form  N-SAR,  or  portion
     |         thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
[X]  |         report or  transition  report  on Form  10-Q,  10-QSB or  portion
     |         thereof  will be  filed  on or  before  the  fifth  calendar  day
     |         following the prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

     The Registrant's Annual Report on Form 10-KSB cannot be filed within the prescribed time period due to the Registrant lacking the necessary capital at this time to complete its audit of the requisite financial statements and for the Registrant's accountants to complete their review of the same.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


     Wolfgang Barnikol                                  011-49-2302-915-204
     ---------------------------------------------------------------------------
     (Name)                                       (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          SANGUI BIOTECH INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                                                 /S/ Wolfgang Barnikol
Dated: Septmber 27, 2005                        ------------------------------
                                                 By:  Wolfgang Barnikol
                                                 Its: President, CEO and CFO



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